Exhibit 10.2
COMMERCIAL LEASE

PARTIES

Worcester Millbrook LLC, LESSOR, which expression shall include heirs, successors, and assigns where the context so admits, does hereby lease to Commonwealth National Bank, LESSEE, which expression shall include successors, executors, administrators, and assigns where the context so admits, and the LESSEE hereby leases the following described premises:

PREMISES

4th floor in the Center Section of the Worcester Business Center, 67 Millbrook Street, Suite 423, Worcester, MA 01606, consisting of 7,704 SF of net rentable area, together with the right to use in common with others entitled thereto, the hallways, stairways, bathrooms, parking areas, and loading docks necessary for access to said leased premises. LESSEE shall accept the space in "as is" condition.

TERM

The term of this lease shall be for Five (5) years, commencing October 1, 2006 and terminating September 30, 2011.

RENT

The LESSEE shall pay to the LESSOR rent in the amount of $7,381 per month; Rent is payable in advance on the first day of each month. A penalty of $356.25 per month (5%) will be assessed on any rent payments not received by the 10th day of each month.

EXTENSIONS

Provided not then in default, and upon one hundred twenty (120) days prior written notice, LESSEE shall have the right to extend this lease for one (1) additional five (5) year period, at the following monthly rents:

October 1, 2011 - September 30, 2012	$ 9,250 per month
October 1, 2012 - September 30, 2013	$ 9,750 per month
October 1, 2013 - September 30, 2014	$10,250 per month
October 1, 2014 - September 30, 2015	$10,250 per month
October 1, 2015 - September 30, 2016	$10,750 per month

SECURITY DEPOSIT

LESSEE shall pay a security deposit of $7,381.00 upon execution of this lease, to be returned by LESSOR upon expiration, less any amounts necessary to repair damage to the Premises not caused by ordinary wear and tear, or to cure any other LESSEE defaults.

UTILITIES

All electricity that is furnished to the leased premises is included in the rent.

The LESSOR agrees to provide reasonable heat and air conditioning to the Premises (+/- 70 degrees), the hallways, stairways, and lavatories during normal business hours on regular business days of the heating season of each year, subject to interruption due to any accident, to improvements, to labor difficulties, to trouble supplies from the sources from which they are usually obtained for said building, or to any cause beyond the LESSOR's control. Overtime HVAC will be billed as additional rent in the amount of $25 per hour.

LESSOR shall have no obligation to provide utilities or equipment other than the utilities and equipment within the premises as of the commencement date of this lease. In the event LESSEE requires additional utilities or equipment, the installation and maintenance provided that such installation shall be subject to the written consent of the LESSOR, except for additional cooling in the telecom room to be installed by LESSEE prior to lease commencement.

CLEANING

LESSOR agrees to remove LESSEE’s office related trash every night, and to vacuum the leased premises two (2) times weekly.

USE

The LESSEE shall use the leased premises for the purpose of an Administrative and Back Offce for Commonwealth National Bank and any affliates.

COMPLIANCE WITH LAWS

The LESSEE acknowledges that no trade or occupation shall be conducted in the leased premises or use made thereof which will be unlawful, improper noisy or offensive, or contrary to any federal, state, or local law or ordinance, including the Americans With Disabilities Act, in force in the city or town in which the premises are situated.

FIRE INSURANCE

The LESSEE shall not permit any use of the leased premises which will make void-able any insurance on the property of which the leased premises are a part, or on the contents of said property or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association, or any similar body succeeding to its powers. The LESSEE shall on demand reimburse the LESSOR, and all other tenants, all extra insurance premiums caused by LESSEE's use of the premises.

MAINTENANCE BY LESSEE

The LESSEE agrees to maintain the leased premises in good condition, damage by fire and other casualty only accepted, and whenever necessary, to replace plate glass and other glass therein, acknowledging that the leased premises are now in good order and the glass whole. The LESSEE shall not permit the leased premises to be overloaded, damaged, stripped, or defaced, nor suffer any waste. LESSEE shall obtain written consent of LESSOR before erecting any sign on the premises.

MAINTENANCE BY LESSOR

The LESSOR agrees to maintain the parking areas and structure of the building of which the leased premises are a part in the same condition as it is at the commencement of the term or as it may be put in during the term of this lease, reasonable wear and tear, damage by fire and other casualty only excepted, unless such maintenance is required because of the LESSEE or those for whose conduct the LESSEE is legally responsible.

ALTERATIONS - ADDITIONS

The LESSEE shall not make structural alterations or additions to the leased premises, but may make non-structural alterations provided the LESSOR consents thereto in writing, which consent shall not be unreasonably withheld or delayed. All such allowed alterations shall be at LESSEE's expense and shall be in quality at least equal to the present construction. LESSEE shall not permit any mechanics' liens, or similar liens, to remain upon the leased premises for labor and material furnished to LESSEE or claimed to have been furnished to LESSEE in connection with work of any character performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released of record forthwith without cost to LESSOR. Any alterations or improvements made by the LESSEE shall become the property of the LESSOR at the termination of occupancy as provided herein.

ASSIGNMENT, SUBLEASING

The LESSEE shall not assign or sublet the whole or any part of the leased premises without LESSOR's prior written consent. Notwithstanding such consent, LESSEE shall remain liable to LESSOR for the payment of all rent and for the full performance of the covenants and conditions of this lease.

LESSEE shall have the right to assign or sublet the Premises to any Commonwealth National Bank affliate, assignee, or other related company, without LESSOR's consent. LESSEE shall remain liable to LESSOR for the payment of all rent and for the full performance of the covenants and conditions of this lease.

SUBORDINATION

See "Addendum A" (attached)

LESSOR'S ACCESS

The LESSOR or agents of the LESSOR may, during normal business hours and with prior notice to LESSEE, enter to view the leased premises and may remove placards and signs not approved and affixed as herein provided, and make repairs and alterations as LESSOR should elect to do and may show the leased premises to others, and at any time within three (3) months before the expiration of the term, may affix to any suitable part of the leased premises a notice for letting or selling the leased premises or property of which the leased premises are a part and keep the same so affixed without hindrance or molestation.

INDEMNIFICATION, LIABILITY, DISABILITY

The LESSEE shall save the LESSOR harmless from all loss and damage occasioned by the use or escape of water or by the bursting of pipes, as well as from any claim or damage resulting from neglect in not removing snow and ice from the roof of the building or from the sidewalks bordering upon the premises so leased, or by any nuisance made or suffered on the leased premises, unless such loss is caused by the neglect of the LESSOR. The removal of snow and ice from the sidewalks bordering upon the leased premises shall be the responsibility of LESSOR. LESSEE at LESSEE's expense shall comply with all laws, rules, orders, ordinances, directions, regulations, and requirements of federal, state, county, and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty upon LESSOR or LESSEE with respect to the use, occupation, or alteration of the Premises, including without limitation the Americans with Disabilities Act.

LESSEE'S LIABILITY INSURANCE

The LESSEE shall maintain with respect to the leased premises and the property of which the leased premises are a part comprehensive public liability insurance in the amount of $2.0 million with property damage insurance in limits of $500,000 in responsible companies qualified to do business in Massachusetts and in good standing therein insuring the LESSOR as well as LESSEE against injury to persons or damage to property as provided. The LESSEE shall deposit with the LESSOR a certificate for such insurance at or prior to the commencement of the term, and thereaffer within thirty (30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be cancelled without at least ten (10) days prior written notice to each insured name therein.

FIRE, CASUALTY, EMINENT DOMAIN

Should a substantial portion of the leased premises, or of the property of which they area part, be substantially damaged by fire or other casualty, or be taken by eminent domain, the LESSOR may elect to terminate this lease. When such fire, casualty, or taking renders the leased premises substantially unsuitable for their intended use, a just and proportionate abatement of rent shall be made, and the LESSEE may elect to to terminate this lease if,

(a) The LESSOR fails to give written notice within thirty (30) days of intention to restore leased premises, or

(b) The LESSOR fails to restore the leased premises to a condition substantially suitable for their intended use within ninety (90) days of said fire, casualty or taking. The LESSOR reserves, and the LESSEE grants to the LESSOR, all rights which the LESSEE may have for damages or injury to the leased premises for any taking by eminent domain, except for damage to the LESSEE's fixtures, property, or equipment.

DEFAULT AND BANKRUPTCY

In the event that:

(a)	The LESSEE shall default in the payment of any installment of rent or other sum herein specified and such default shall continue for ten (10) days after written notice thereof; or
(b)
The LESSEE shall default in the observance or performance of any other of the LESSEE's covenants, agreements, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof; or

(c)	The LESSEE shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of LESSEE's property for the benefit of creditors,

then the LESSOR shall have the right thereafter, while such default continues, to re-enter and take complete possession of the leased premises, to declare the term of this lease ended, and remove the LESSEE's effects, without prejudice to any remedies which might be otherwise used for arrears of rent or other default. The LESSEE shall indemnify the LESSOR against all loss of rent and other payments which the LESSOR may incur by reason of such termination during the residue of the term. If the LESSEE shall default, after reasonable notice thereof, in the observance or performance of any conditions or covenants on LESSEE's part to be observed or performed under or by virtue of any of the provisions in any article of this lease, the LESSOR, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the LESSEE. If the LESSOR makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations insured, with interest at the rate of 18 per cent annum and costs, shall be paid to the LESSOR by the LESSEE as additional rent.

NOTICE

Any notice from the LESSOR to the LESSEE relating to the leased premises or to the occupancy thereof, shall be deemed duly served, if mailed to the LESSEE, registered or certified mail, return receipt requested, postage prepaid, addressed to the LESSEE at the following address:

Commonwealth National Bank
Attn: Chief Financial Officer
33 Waldo Street
Worcester, MA 01613

Any notice from the LESSEE to the LESSOR relating to the leased premises or to the occupancy thereof, shall be deemed duly served, if mailed to the LESSOR by registered or certified mail, return receipt requested, postage prepaid, addressed to the LESSOR at the Premises or such other address as the LESSOR may from time to time advise in writing. All rent and notices shall be paid and sent to the LESSOR at

Worcester Millbrook LLC
C/O The Boynton Company, Inc.
67 Millbrook Street
Worcester, MA. 01606

SURRENDER

The LESSEE shall at the expiration or other termination of this lease remove all LESSEE's goods and effects from the leased premises, (including, without hereby limiting the generality of the foregoing, all signs and lettering affixed or painted by the LESSEE, either inside or outside the leased premises). LESSEE shall deliver to the LESSOR the leased premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the leased premises, in good condition, damage by fire or other casualty only excepted. In the event of the LESSEE's failure to remove any of the LESSEE's property from the premises, LESSOR is hereby authorized, without liability to LESSEE for loss or damage thereto, and at the sole risk of LESSEE, to remove and store any of the property at LESSEE's expense, or to retain same under LESSOR's control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property. In addition,

HOLDOVER

LESSEE shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without LESSOR's prior written consent, which consent LESSOR may withhold in its sole and absolute discretion. If LESSEE retains possession of any part of the Premises after the Term, LESSEE shall become a month-to-month tenant for the entire Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that LESSEE shall pay all of Base Rent at double the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month LESSEE remains in possession. LESSEE shall also pay LESSOR all of LESSOR's direct and consequential damages resulting from Tenant's holdover. No acceptance of Rent or other payments by LESSOR under these holdover provisions shall operate as a waiver of LESSOR's right to regain possession or any other of LESSOR's remedies.

TENANT IMPROVEMENTS

LESSOR agrees to deliver the leased premises in accordance with specifications provided by LESSEE. LESSEE and LESSOR will agree on the specifics of said build-out prior to the execution of this lease.

LESSEE shall be responsible for any work, and cost of said work, as it relates to networking, and additional HVAC requirements. LESSEE understands their will be an additional cost, to be determined, for running the additional HVAC.

OTHER PROVISIONS

1.	LESSEE shall have the right to terminate this lease between the 30th and 36th months, by providing four (4) months prior written notice and paying a cancellation penalty equal to $14,762.00.

2.	LESSOR agrees to designate one (1) parking space, labeled "deliveries only" near the center entrance. Otherwise parking is handled on a first come first serve basis.

WITNESS WHEREOF, the said parties hereunto set their hands and seal this 25th day of July, 2006.

LESSEE	/s/ Charlie Valade	7/25/06
	Charlie Valade, President & CEO	Date
Commonwealth National Bank

LESSOR	/s/ Nick Boynton	7/27/06
	Nick Boynton, Member	Date
Worchester Millbrook LLC